EXHIBIT 12(A)

                             PLAYTEX PRODUCTS, INC.
             Computation of Ratios of Earnings to Fixed Charges and
           Ratios of Earnings to Fixed Charges and Preferred Dividends
                             (Dollars in Thousands)

                                                                                    Twelve Months Ended
                                                     ------------------------------------------------------------------------------
                                                     DECEMBER 25,     DECEMBER 26,   DECEMBER 27,     DECEMBER 28,     DECEMBER 30,
                                                         1999             1998           1997             1996             1995
                                                     ------------     ------------   ------------     ------------     ------------
Earnings before extraordinary
   loss and preferred stock dividends.............    $   44,071       $   34,230     $   18,731       $  18,199        $   2,774

Income taxes......................................        32,197           25,686         16,501          16,141            8,151
                                                      ----------       ----------     ----------       ---------        ---------

Earnings before income
   taxes and extraordinary loss...................        76,268           59,916         35,232          34,340           10,925

Fixed charges:
   Interest.......................................        78,961           71,518         64,470          64,860           71,361
   One-third of rental............................         3,171            2,650          1,750           1,734            1,697
                                                      ----------        ---------     ----------       ---------        ---------
      Total fixed charges.........................        82,132           74,168         66,220          66,594           73,058
                                                      ----------        ---------     ----------       ---------        ---------

Earnings before fixed
   charges, income taxes and
      extraordinary loss..........................    $  158,400       $  134,084     $  101,452       $ 100,934        $  83,983
                                                      ==========       ==========     ==========       =========        =========

Ratio of earnings to fixed
   charges........................................         1.93X            1.81X          1.53X           1.52X            1.15X
                                                      ==========       ==========     ==========       =========        =========

Coverage of earnings to
   fixed charges..................................    $   76,268       $   59,916     $   35,232       $  34,340        $  10,925
                                                      ==========       ==========     ==========       =========        =========
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